Exhibit 4.1

CONFIDENTIAL

INVESTMENT AGREEMENT

By and Between

VIFOR (INTERNATIONAL) LTD.

AND

AKEBIA THERAPEUTICS, INC.

Dated as of May 12, 2017

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

5.9.	Restricted Securities	9

5.10.	Legends	9

ARTICLE VI Additional Covenants and Agreements.		9

6.1.	Lock-Up	9

6.2.	Additional Agreements of Investor	10

6.3.	Form D; Blue Sky Filings	11

6.4.	Public Disclosure	12

6.5.	Rule 144	12

ARTICLE VII Miscellaneous.		12

7.1.	Governing Law; Submission to Jurisdiction	12

7.2.	Waiver	12

7.3.	Notices	12

7.4.	Specific Performance	13

7.5.	Entire Agreement	13

7.6.	Amendments	14

7.7.	Headings; Nouns and Pronouns; Section References	14

7.8.	Severability	14

7.9.	Assignment	14

7.10.	Successors and Assigns	14

7.11.	Counterparts	14

7.12.	Third Party Beneficiaries	14

7.13.	No Strict Construction	14

7.14.	Survival of Warranties	14

7.15.	Remedies	15

7.16.	Expenses	15

7.17.	Term	15

Exhibit A – Form of Officer’s Certificate

Exhibit B – Form of Opinion of Counsel

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[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (this “Agreement”) is dated as of May 12, 2017, by and between Vifor (International) Ltd. (together with its permitted successors and assigns, the “Investor”), a corporation established in accordance with Swiss laws and registered in the commercial registry under CH-107.360.718, with its premises at Rechenstrasse 37, 9014 St. Gallen, Switzerland, and Akebia Therapeutics, Inc. (together with its permitted successors and assigns, the “Company”), a Delaware corporation, with its principal place of business at 245 First Street, Suite 1100, Cambridge, Massachusetts 02142.

WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, the Company desires to issue and sell to the Investor, and the Investor desires to subscribe for and purchase from the Company, certain shares of common stock, par value $0.00001 per share, of the Company (the “Common Stock”); and

WHEREAS, in partial consideration for Investor’s willingness to enter into this Agreement, the Company and Investor are entering into the License Agreement;

NOW, THEREFORE, in consideration of the following mutual promises and obligations, and for good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Investor and the Company agree as follows:

ARTICLE I
Definitions.

1.1.Defined Terms.  Capitalized terms used herein but not defined shall have the respective meanings ascribed to them in the License Agreement. When used in this Agreement, the following terms shall have the respective meanings specified therefor below:

“Affiliate” shall mean, with respect to any Person, another Person that controls, is controlled by, controlling or is under common control with such Person, with “control” meaning direct or indirect Beneficial Ownership of at least 50% of the voting stock of, or at least a 50% interest in the income of, the applicable entity.  Notwithstanding the foregoing, “Affiliates” will not include with respect to the Investor, FMC or any member of the FMC Group.

“Agreement” shall have the meaning set forth in the Preamble, including all Exhibits attached hereto.

“Beneficial Ownership” shall mean, with respect to any security, the ownership of such security by any “beneficial owner,” as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that, in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities (including derivative securities, whether such securities are settled in cash or stock), whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Owner” shall have correlative meaning.

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

“Business Day” shall mean any day (other than a Saturday or Sunday) on which the banks in Cambridge, Massachusetts and in Zurich, Switzerland are open for business.

“Company SEC Documents” shall mean, for the year in which the applicable Closing occurs (i) the most recently filed annual report on Form 10-K, (ii) any Current Reports on Form 8-K filed by the Company with the SEC since the first day of the then-current fiscal year, (iii) the quarterly reports on Form 10-Q filed by the Company with the SEC since the filing date of the Form 10-K referred to above, (iv) the Company’s most recently filed definitive proxy statement for the annual meeting of stockholders, and (v) all other statements, reports, schedules, forms and other documents filed by the Company with the SEC since the last day of the prior fiscal year, and all amendments thereto.

“Database Lock” shall mean when the clinical trial database for the [***] is locked to further modifications (including additions, deletions or alterations of data).

“DOJ” shall mean the U.S. Department of Justice.

“FTC” shall mean the U.S. Federal Trade Commission.

“Global Phase 3 DD-CKD Program” means the Phase 3 global clinical studies for the treatment of anemia in dialysis patients with chronic kidney disease, known informally as the INNO2VATE studies, consisting of a conversion study and a correction study, and known formally as the “Phase 3, Randomized, Open-Label, Active-Controlled Study Evaluating the Efficacy and Safety of Oral Vadadustat for the Maintenance Treatment of Anemia in Subjects with Dialysis-Dependent Chronic Kidney Disease (INNO2VATE – Conversion)” (AKB-6548-CI-0017) and the “Phase 3, Randomized, Open-Label, Active-Controlled Study Evaluating the Efficacy and Safety of Oral Vadadustat for the Correction of Anemia in Subjects with Incident Dialysis-Dependent Chronic Kidney Disease (INNO2VATE – Correction)” (AKB-6548-CI-0016).

“Governmental Authority” shall mean any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision.

“Law” or “Laws” shall mean any applicable law (including common law), statute, rule, regulation, order, judgment or ordinance of any Governmental Authority, including those concerning environmental, health, regulatory and safety matters.

“License Agreement” shall mean the License Agreement, of even date herewith, between the Investor and the Company.

“Lock-Up Period” shall mean the period beginning on the date of this Agreement and extending until the earliest of (i) [***], (ii) [***] or (iii) [***].

“Material Adverse Effect” means any change, event or occurrence that has had or is reasonably likely to have (i) a material adverse effect on the business, condition (financial or other), assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole, or (ii) a material adverse effect on the Company’s ability to timely perform its obligations

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

under, or timely consummate any of the transactions contemplated by, this Agreement, except to the extent that any such change, event or occurrence results from or arises out of changes occurring in general legal, regulatory, political, economic or business conditions or changes in GAAP or interpretations thereof occurring after such date that, in each case, generally affect the biotechnology or biopharmaceutical industries and have not had or would not be reasonably likely to have a disproportionate effect on the Company and its subsidiaries compared to other participants in the biotechnology or biopharmaceutical industries.

“NASDAQ” shall mean The Nasdaq Global Market LLC.

“Organizational Documents” shall mean (i) the Ninth Amended and Restated Certificate of Incorporation of the Company, as amended through the date of this Agreement and (ii) the Amended and Restated Bylaws of the Company, as amended through the date of this Agreement.

“Person” shall mean any individual, partnership, limited liability company, firm, corporation, trust, joint venture, unincorporated organization, Governmental Authority or other entity, as well as any “group” within the meaning of Rule 13d-5 of the Exchange Act.

“Price Per Share” shall equal $14.00.

“Public Offering” shall mean a public offering and sale of Common Stock pursuant to an effective registration statement under the Securities Act.

“Sale Transaction” shall mean a transaction between the Company and a Third Party (i) involving the direct or indirect acquisition by such Third Party of [***]% or more of the Company’s outstanding shares of Common Stock or consolidated assets (including assets held by subsidiaries), excluding a transaction in which (a) [***] or (b) [***], or (ii) involving the sale of substantially all of the Company’s rights with respect to vadadustat.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Third Party” shall mean any Person other than a Governmental Authority, the Investor, the Company or any Affiliate of the Investor or the Company.

“Transaction” shall mean the issuance and sale of the Shares by the Company, and the purchase of the Shares by the Investor at the Closing.

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

1.2.Additional Defined Terms.  In addition to the terms defined in Section 1.1, the following terms shall have the respective meanings assigned thereto in the sections indicated below:

Defined Term	Section
Common Stock	Recitals
Company	Preamble
Exchange Act	Section 4.7(a)
Closing	Section 2.1
Closing Date	Section 3.1
Investor	Preamble
Irrevocable Proxy	Section 6.2(b)(ii)
Modified Clause	Section 7.8
Rule 144	Section 5.9
Shares	Section 2.1

ARTICLE II
Purchase and Sale of Securities

2.1.Purchase and Sale of Securities.  Subject to the terms and conditions of this Agreement, at the closing (the “Closing”) the Company shall issue and sell to the Investor, free and clear of all liens, other than any liens arising as a result of any action by the Investor, and the Investor shall purchase from the Company, 3,571,429 shares of Common Stock (the “Shares”) at the Price Per Share, representing an aggregate purchase price of U.S. $50,000,000 (the “Purchase Price”).

ARTICLE III
Closing; Deliveries.

3.1.Closing.  The Closing shall take place by electronic exchange of documents upon execution by all Parties of this Agreement (the date of such Closing, the “Closing Date”).

3.2.Deliveries by the Company. At the Closing, simultaneously with the execution of this Agreement, the Company shall deliver to the Investor the Shares, registered in the name of the Investor, by instructing its transfer agent to register such issuance in book-entry form at the time of issuance and by causing its transfer agent to deliver a statement evidencing such issuance as soon as practicable following the Closing.  The Company shall also deliver at the Closing: (i) a certificate of the Secretary of the Company dated as of the Closing Date certifying (A) that attached thereto is a true and complete copy of the Amended and Restated Bylaws of the Company as in effect at the time of the actions by the Board of Directors of the Company referred to in clause (B) below, and on the Closing Date; (B) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the Transaction and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby as of the Closing Date; (C) that attached thereto is a true and complete copy of the Company’s Ninth Amended Restated Certificate of Incorporation as in effect at the time of

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

the actions by the Board of Directors of the Company referred to in clause (B) above, and on the Closing Date; and (D) as to the incumbency and specimen signature of any officer of the Company executing this Agreement on behalf of the Company and (ii) an opinion of counsel to the Company substantially in the form attached hereto as Exhibit B and (iii) a certificate of the Chief Executive Officer of the Company substantially in the form attached hereto as Exhibit A.

3.3.Deliveries by the Investor. At the Closing, the Investor shall deliver, or cause to be delivered, to the Company the Purchase Price by wire transfer of immediately available United States funds to an account designated by the Company.  The Company shall notify the Investor in writing of the wiring instructions for such account not less than [***] before the Closing Date.

ARTICLE IV
Representations and Warranties of the Company.

The Company hereby represents and warrants to the Investor as of the date of this Agreement that:

4.1.Organization, Corporate Power and Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company has all requisite corporate power and corporate authority to own, lease and operate its properties and assets, to carry on its business as described in the Company SEC Documents and as contemplated to be conducted by this Agreement. The Company has and will have all requisite power and corporate authority to enter into this Agreement and to perform its obligations under and to carry out the Transaction.

4.2.Authorization.

(a)All requisite corporate action required by applicable Law for the authorization, execution and delivery by the Company of this Agreement, and the performance of all obligations of the Company hereunder and thereunder, including the authorization, issuance and delivery of the Closing Shares, has been taken.

(b)This Agreement has been duly executed and delivered by the Company and, upon the due execution and delivery thereof by the Investor, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms (except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to or affecting enforcement of creditors’ rights and (ii) rules of Law governing specific performance, injunctive relief or other equitable remedies and limitations of public policy).

4.3.No Conflicts.  The execution, delivery and performance of this Agreement, and compliance with the provisions hereof and thereof by the Company do not and shall not: (a) violate any provision of applicable Law or any ruling, writ, injunction, order, permit, judgment or decree of any Governmental Authority, (b) constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument,

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

whether written or oral, by which the Company is bound or (c) violate or conflict with any of the provisions of the Company’s Organizational Documents, except in each case as would not have a Material Adverse Effect.

4.4.No Governmental Authority or Third Party Consents.  No consent, approval, authorization or other order of or filing with any Governmental Authority is required to be obtained by the Company in connection with the authorization, execution and delivery of this Agreement or with the issuance and sale of the Shares at the Initial Closing, except the filing of a Current Report on Form 8-K and a Notice of Sale of Securities on Form D with the Securities and Exchange Commission to the extent required by applicable Law.

4.5.Capitalization.  The authorized capitalization of the Company consists of 175,000,000 shares of Common Stock, of which 38,891,483 shares were issued and outstanding as of May 5, 2017, and 25,000,000 shares of preferred stock, $0.00001 par value, of which no shares are issued and outstanding.  The sale and issuance of the Shares will not obligate the Company to issue shares of Common Stock or other securities to any other person and will not result in a right of any holder of securities issued by the Company to adjust the exercise, conversion, or exchange price or ratio under any such securities.  Other than as set forth in the Company SEC Documents, the Company is not a party to any stockholders, voting or similar agreement with any other person.

4.6.Valid Issuance of Shares.  When issued and delivered in accordance with the terms hereof against payment therefor, the Shares shall be validly issued, fully paid and nonassessable, free from any liens, encumbrances or restrictions on transfer, including preemptive rights, rights of first refusal or other similar rights, other than as arising pursuant to this Agreement, as a result of any action by the Investor or under federal or state securities Laws.  Assuming the accuracy of the representations and warranties of the Investor in this Agreement, the Shares will be issued in compliance with all applicable federal and state securities Laws.

4.7.Company SEC Documents; Financial Statements.

(a)During the one year preceding the date of this Agreement, the Company has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein), and any required amendments to any of the foregoing, with the SEC.  As of their respective filing dates (or date of amendment, if amended), each of the Company SEC Documents (i) complied as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (as the case may be), and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and (ii) contained no untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)When filed, the financial statements of the Company included in its most recently filed Annual Report on Form 10-K and, if the Annual Report on Form 10-K is not the Company’s most recently filed periodic report, in its most recently filed quarterly report on Form 10-Q, complied as to form in all material respects with the published rules and regulations of the SEC applicable with respect thereto, were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount) and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods then ended.

(c)From January 1, 2017 to the date hereof, (i) there have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (ii) the Company has not incurred any liabilities other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice, (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the Commission and (C) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.8.Litigation.  There is no action, suit, proceeding or investigation pending, or to the knowledge of the Company, threatened which (i) would reasonably be expected to materially adversely affect or successfully challenge the legality, validity or enforceability of this Agreement or (ii) except as specifically disclosed in the Company SEC Documents, would, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. Except as disclosed in the Company SEC Documents, neither the Company nor, to the knowledge of the Company, any director or officer thereof is or has been since January 1, 2016 the subject of any action, suit, proceeding or investigation involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty relating to actions taken at the Company.

4.9.Investment Company.  The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Shares, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.10.No General Solicitation.  Neither the Company nor any Person acting on behalf of the Company has offered or sold any of the Shares by any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act). The Company has offered the Shares for sale only to the Investor.

ARTICLE V
Representations and Warranties of the Investor.

The Investor hereby represents and warrants to the Company as of the date of this Agreement that:

5.1.Organization; Good Standing.  The Investor is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.  The Investor has and will have all requisite power and authority to enter into this Agreement and to perform its obligations under and to carry out the Transaction.

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

5.2.Authorization.  All requisite action required by applicable Law for the authorization, execution and delivery by the Investor of this Agreement, and the performance of all of its obligations hereunder and thereunder, including the subscription for and purchase of the Shares, has been taken.  This Agreement has been duly executed and delivered by the Investor and, upon the due execution and delivery thereof by the Company, will constitute valid and legally binding obligations of the Investor, enforceable against the Investor in accordance with their respective terms (except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to or affecting enforcement of creditors’ rights and (b) rules of Law governing specific performance, injunctive relief or other equitable remedies and limitations of public policy).

5.3.No Conflicts.  The execution, delivery and performance of this Agreement and compliance with the provisions thereof by the Investor do not and shall not: (a) violate any provision of applicable Law or any ruling, writ, injunction, order, permit, judgment or decree of any Governmental Authority, (b) constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which the Investor is bound, or (c) violate or conflict with any of the provisions of the Investor’s organizational documents (including any articles or memoranda of organization or association, charter, bylaws or similar documents), except as would not have a material adverse effect on the Investor’s ability to perform its obligations or consummate the Transaction in accordance with the terms of this Agreement.

5.4.No Governmental Authority or Third Party Consents.  No consent, approval, authorization or other order of any Governmental Authority or other Third Party is required to be obtained by the Investor in connection with the authorization, execution and delivery this Agreement or with the subscription for and purchase of the Shares.

5.5.Purchase Entirely for Own Account.  The Shares shall be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor has no, and will have no, intention of selling, granting any participation or otherwise distributing the Shares.  The Investor does not have and will not have as of the Closing any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to a Person any of the Shares.

5.6.Disclosure of Information.  The Investor has received all the information from the Company and its management that the Investor considers necessary or appropriate for deciding whether to purchase the Shares hereunder.  The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the Company, its financial condition, results of operations and prospects and the terms and conditions of the offering of the Shares sufficient to enable it to evaluate its investment.

5.7.Investment Experience and Accredited Investor Status.  The Investor is an “accredited investor” (as defined in Regulation D under the Securities Act).  The Investor has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares to be purchased hereunder.

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

5.8.Acquiring Person.  Neither the Investor nor any of its Affiliates Beneficially Owns any securities of the Company, except for securities that may be owned by employee benefit plans of the Investor or any of its Affiliates.

5.9.Restricted Securities.  The Investor understands that the Shares, when issued, shall be “restricted securities” under the federal securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a Public Offering and that under such Laws the Shares may be resold without registration under the Securities Act only in certain limited circumstances.  The Investor represents that it is familiar with Rule 144 of the Securities Act (“Rule 144”), as presently in effect.

5.10.Legends.  The Investor understands that any certificates representing the Shares shall bear the following legends:

(a)“These securities have not been registered under the Securities Act of 1933.  They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under the Securities Act or an opinion of counsel (which counsel shall be reasonably satisfactory to the Company) that such registration is not required or unless sold pursuant to Rule 144 of the Securities Act.”; and

(b)“The securities represented by this certificate are subject to and shall be transferable only upon the terms and conditions of an Investment Agreement dated as of May 12, 2017, by and between Akebia Therapeutics, Inc. and Vifor (INTERNATIoNAL) LTD., a copy of which is on file with the Secretary of Akebia Therapeutics, Inc.”

ARTICLE VI
Additional Covenants and Agreements.

6.1.Lock-Up.

(a)During the Lock-Up Period, except in the case of a transfer to an Affiliate that agrees to bound by the same restrictions as the Investor described in this ARTICLE VI, the Investor shall not (i) transfer, offer, pledge, sell, contract to sell, or otherwise dispose of, directly or indirectly any option or contract to purchase, purchase any option or contract to sell, or otherwise dispose of, directly or indirectly and shares of Common Stock or any securities convertible into, exercisable for, or exchangeable for shares of Common Stock, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction is to be settled by delivery of securities, cash or otherwise.

(b)Following the expiration of the Lock-Up Period, the Investor may transfer any Shares only as follows: (i) in a Public Offering, (ii) in accordance with Rule 144 (including the volume limitations contained in clause (e) thereof, regardless of whether such limitations would

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

then be applicable to any such transfer), (iii) pursuant to a tender offer initiated by the Company, (iv) in a privately negotiated transaction (other than [***]) so long as the transferee agrees to be bound by the same restrictions as the Investor described in this ARTICLE VI or (v) in any transaction between the Company and a Third Party (including a third party tender offer or other business combination transaction) which has been approved by the Company’s Board of Directors.

6.2.Additional Agreements of Investor.

(a)Standstill.  Except in connection with the acquisition of Shares by the Investor pursuant to the terms of this Agreement, the Investor shall not, without the written consent of the Company, acquire directly or indirectly, in a public or private transaction, including by purchase in the open market, any Common Stock if the Investor’s Beneficial Ownership of the Common Stock would thereafter exceed [***] percent ([***]%).  In addition, unless approved in advance in writing by the Company, the Investor agrees that it will not, directly or indirectly:

(i)Make any statement or proposal to the Company, other than a non-public statement or proposal delivered directly to the Chief Executive Officer or Chairman of the Board of Directors, or to any of the Company’s stockholders regarding, or make any public announcement, proposal or offer (including an “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to, or otherwise solicit, seek or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media) (A) any business combination, merger, tender offer, exchange offer or similar transaction in the Company, (B) any restructuring, recapitalization, liquidation or similar transaction involving the Company, (C) any acquisition of any of the Company’s equity securities or assets or rights or options to acquire equity securities or assets, (D) any proposal to seek representation on the board of directors of the Company or otherwise seek to control or influence the management, board of directors or policies of the Company or (E) any proposal, arrangement or other statement that is inconsistent with this Section 6.2;

(ii)Instigate, encourage or assist any Third Party (including forming a “group” with any such third party) to do, or enter into any discussions or agreements with any Third Party with respect to, any of the actions set forth in clause (i) above;

(iii)Take any action which would reasonably be expected to require the Company or any of is Affiliates to make a public announcement regarding any of the actions set forth in clause (i) above;

Notwithstanding the foregoing provisions, the restrictions set forth in this Section 6.2(a) shall terminate and be of no further force and effect (x) if [***], provided that the provisions of this Section 6.2(a) shall be revived if [***]; (y) upon [***]; or (z) so long as the Investor’s Beneficial Ownership remains less than [***] percent ([***]%) of the Company’s Common Stock, provided that the provisions of this Section 6.2(a) shall be revived at any time when the Investor’s Beneficial Ownership equals [***] percent ([***]%) or more of the Company’s Common Stock.

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(b)Voting Agreements.

(i)Until the expiration of the standstill provisions of Section 6.2(a), Investor shall vote (or cause to be voted) all shares of Common Stock at meetings of the Company’s stockholders, (A) as recommended by the Company in its definitive proxy statement or (B) in the same proportion as votes cast by the stockholders of the Company with respect to the applicable matter (such proportion determined without inclusion of the votes cast by Investor) on any matter presented for approval by the Company’s stockholders.  Any such vote shall be cast by Investor in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote.

(ii)Until the expiration of the period described in the foregoing clause (i), Investor appoints [***] of the Company, or their respective designees, and each of them individually, its proxy and attorneys-in-fact, with full power of substitution and resubstitution (the “Irrevocable Proxy”) to vote the Shares as recommended by the Company in its definitive proxy statement.  Investor shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.  This proxy and power of attorney shall be irrevocable during the term of this Agreement, and shall revoke any and all prior proxies granted by Investor with respect to the Shares.  The proxy and power of attorney granted hereunder shall terminate upon the termination of the voting agreements in Section 6.2(b)(i). Notwithstanding the foregoing, the Irrevocable Proxy shall be effective if, at any annual or special meeting of stockholders of the Company and at any adjournments or postponements of any such meeting, the Investor (A) fails to appear or otherwise fails to cause the Shares to be counted as present for purposes for calculating a quorum, or (B) fails to vote such Shares in accordance with this Section 6.2, in each case, at least [***] prior to the date of such stockholders’ meeting.

(c)Information Black Outs.  From time to time, material non-public information (including information the Company has designated as material and non-public) regarding the Company may be available to Investor but not publicly disclosed.  While in possession of such material non-public information and until, (i) the second trading day following the date on which the material non-public information has been publicly disclosed or (ii) the Company notifies the Investor that the information is no longer material (which it shall do promptly after it has made such determination), Investor shall not effect any sales of Common Stock on NASDAQ, regardless of whether the standstill provisions of Section 6.2(a) are then currently in effect or the Lock-Up Period has then expired.

6.3.Form D; Blue Sky Filings.  If an offering hereunder qualifies under Regulation D, the Company agrees to timely file a Form D with respect to the Shares as required under Regulation D and to provide a copy thereof, promptly upon request of the Investor.  If an offering hereunder does not qualify under Regulation D, the Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Shares for, sale to the Investor at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of the Investor.

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

6.4.Public Disclosure. On the date of this Agreement or within [***] thereafter, the Company and Investor shall jointly issue a press release in a form mutually agreed to by the Company and the Investor. The parties hereto agree that the provisions of Section 14.3 of the License Agreement shall be applicable to the parties to this Agreement with respect to any public disclosures regarding the Transaction or regarding the parties hereto or their Affiliates (it being understood that the provisions of Section 14.3 of the License Agreement shall be read to apply to disclosures of information relating to this Agreement and the transactions contemplated hereby).

6.5.Rule 144. The Company shall use its reasonable best efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder in a timely manner in accordance with the requirements of the Securities Act and the Exchange Act (and, if at any time the Company is not required to file such reports, the Company will, upon the request of the Investor, make available such information necessary to permit sales pursuant to Rule 144).

ARTICLE VII
Miscellaneous.

7.1.Governing Law; Submission to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflict of laws principles thereof that would require the application of the Law of any other jurisdiction.  Any action brought, arising out of, or relating to this Agreement shall be brought in the Court of Chancery of the State of Delaware.  Each party hereby irrevocably submits to the exclusive jurisdiction of said Court in respect of any claim relating to the validity, interpretation and enforcement of this Agreement, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding in which any such claim is made that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts, or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts.  The parties hereby consent to and grant the Court of Chancery of the State of Delaware jurisdiction over such parties and over the subject matter of any such claim and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 7.3 or in such other manner as may be permitted by Law, shall be valid and sufficient thereof.

7.2.Waiver.  Waiver by a party of a breach hereunder by the other party shall not be construed as a waiver of any subsequent breach of the same or any other provision.  No delay or omission by a party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such party.  No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the party granting the waiver.

7.3.Notices.  All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant party set forth below and shall be (a) delivered personally, (b) sent by registered or certified mail, return receipt requested, postage prepaid, (c) sent via a reputable nationwide overnight courier service or (d) sent by facsimile transmission or electronic mail, with a confirmation copy to be sent by registered or certified mail, return receipt requested, postage prepaid.  Any such notice, instruction or

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

communication shall be deemed to have been delivered upon receipt if delivered by hand, [***] after it is sent by registered or certified mail, return receipt requested, postage prepaid, [***] after it is sent via a reputable nationwide overnight courier service or when transmitted with electronic confirmation of receipt, if transmitted by facsimile or electronic mail (if such transmission is made during regular business hours of the recipient on a Business Day; or otherwise, on the next Business Day following such transmission).  Either party may change its address by giving notice to the other party in the manner provided above.

If to the Investor:

Vifor Pharma
Flughofstrasse 61, 8152 Glattbrugg, Switzerland
Facsimile:   [***]
Attention:  [***]

With a copy to: Group General Counsel

If to the Company:

Akebia Therapeutics, Inc.

245 First Street, Suite 1100

Cambridge, MA  02142

Attention:   [***]

with a copy to:

Ropes & Gray LLP

Prudential Tower, 800 Boylston Street

Boston, MA  02199

Attention: [***]

E-Mail: [***]

7.4.Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached. It is accordingly agreed that the parties shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity. Each of the Company and Investor agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

7.5.Entire Agreement.  This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous arrangements or understandings, whether written or oral, with respect hereto and thereto.

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

7.6.Amendments.  No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of the Investor and the Company.

7.7.Headings; Nouns and Pronouns; Section References.  Headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.  References in this Agreement to a section or subsection shall be deemed to refer to a section or subsection of this Agreement unless otherwise expressly stated.

7.8.Severability.  If, under applicable Laws, any provision hereof is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement in any jurisdiction (“Modified Clause”), then this Agreement shall endure and that the Modified Clause shall be enforced in such jurisdiction to the maximum extent permitted under applicable Laws in such jurisdiction; provided that the parties shall consult and use all reasonable efforts to agree upon, and hereby consent to, any valid and enforceable modification of this Agreement as may be necessary to avoid any unjust enrichment of either party and to match the intent of this Agreement as closely as possible, including the economic benefits and rights contemplated herein.

7.9.Assignment.  Except for an assignment of this Agreement or any rights hereunder by the Investor to an Affiliate or by the Company to a successor or direct or indirect parent company in connection with a transaction that does not give rise to a termination of this Agreement, neither this Agreement nor any of the rights or obligations hereunder may be assigned by either the Investor or the Company without (a) the prior written consent of Company in the case of any assignment by the Investor or (b) the prior written consent of the Investor in the case of an assignment by the Company.

7.10.Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

7.11.Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

7.12.Third Party Beneficiaries.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of any party hereto.  No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any party hereto.

7.13.No Strict Construction.  This Agreement has been prepared jointly and will not be construed against either party.

7.14.Survival of Warranties.  The representations and warranties of the Company and the Investor contained in this Agreement shall survive the Closing and expire on [***] of the effective date of this Agreement.

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

7.15.Remedies.  The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or Law.  No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

7.16.Expenses.  Each party shall pay its own fees and expenses in connection with the preparation, negotiation, execution and delivery of this Agreement and the Transaction.

7.17.Term.  If not earlier terminated by mutual written consent of the Company and the Investor, the obligations set forth in this Agreement shall expire at such times as set forth herein.

(Signature Page Follows)

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

VIFOR (INTERNATIONAL) LTD.

By:	/s/ Dr. Christoph Springer
	Name:	Dr. Christoph Springer
	Title:	Global Head of Business Development

By:	/s/ Dr. Oliver P. Kronenberg
	Name:	Dr. Oliver P. Kronenberg
	Title:	Group General Counsel

AKEBIA THERAPEUTICS, INC.

By:	/s/ John P. Butler
	Name:	John P. Butler
	Title:	President & Chief Executive Officer

[Signature Page to Investment Agreement]

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXHIBIT A

FORM OF OFFICER’S CERTIFICATE

[***]

[Exhibit A]

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXHIBIT B

FORM OF OPINION OF COUNSEL

[***]

[Exhibit B]

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.